FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT
WHEREAS, Amtech Systems, Inc. (the “Company”) and Jong S. Whang (“Executive”) entered into a Second Amended and Restated Employment Agreement dated February 9, 2012 (as amended, restated, supplemented or modified, the “Agreement”); and
WHEREAS, the Company and Executive now desire to further modify the Agreement pursuant to Paragraph 20 thereof, and to enter into this Fifth Amendment to Employment Agreement (“Fifth Amendment”).
NOW, THEREFORE, the parties hereto agree to the following modification to the Agreement, to be effective as of the date set forth below, with all unmodified portions of the Agreement to remain in full force and effect as written:
1.Section 2 of the Agreement is hereby amended to reduce the Executive’s annual base salary from $400,000 per annum to $200,000 per annum, effective as of January 1, 2016.

2.    Section 2 of the Agreement is hereby further amended to add the following sentence to the end of the paragraph:

“Notwithstanding the foregoing, in the event the Executive is entitled to severance or other termination payments pursuant to Section 9 or Section 18, such severance or termination payment amount shall be calculated as if the Executive’s annual base compensation was $400,000 per annum.”

The parties hereto acknowledge and agree that the above-referenced reduction in base salary may be restored at any time in the Executive’s sole discretion with advance written notice from the Executive to the Company’s Compensation Committee.

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment as of the 19th day of November, 2015.
AMTECH SYSTEMS, INC.
By: /s/Bradley C. Anderson
Bradley C. Anderson,

Its: Executive Vice President and Chief Financial Officer
By: /s/ Jong S. Whang
Jong S. Whang, Executive